Exhibit 99.1

Contact:
Gary J. Fuges, CFA
ValueClick, Inc.
1.818.575.4677

VALUECLICK ANNOUNCES PRELIMINARY THIRD QUARTER 2007 RESULTS AND UPDATED FULL YEAR 2007 GUIDANCE

Westlake Village, CA – October 16, 2007 – ValueClick, Inc. (Nasdaq: VCLK) today announced that, based on preliminary financial results, revenue for the third quarter ended September 30, 2007 will be approximately $156 to $157 million compared to the Company’s prior guidance range of $155 to $165 million. Revenue was negatively impacted primarily by continued weakness in lead generation, which is included in the Media business segment, partially offset by better than expected results in the Comparison Shopping segment.

In addition, ValueClick expects that third quarter 2007 adjusted-EBITDA1 will be at or above the mid-point of the Company’s prior guidance range of $38 to $40 million, and expects that diluted net income per common share will be within the Company’s prior guidance range of $0.16 to $0.17.

Based on preliminary third quarter 2007 results and its current outlook for the fourth quarter, ValueClick currently anticipates that fiscal year 2007 revenue will be in the range of $635 to $640 million compared to the Company’s prior guidance range of $645 to $660 million. Management believes that the Company’s lead generation business has stabilized, and its revised outlook is based on lead generation revenue of approximately $48 to $49 million in the fourth quarter. Fiscal year 2007 adjusted-EBITDA margin is now anticipated to be in the range of 25 to 26 percent compared to the Company’s prior guidance of 26 percent.

“While I’m disappointed that fiscal year 2007 revenue will be below our prior expectations, our diversified online marketing solutions and focus on execution give me confidence that we are well positioned for continued long-term success as we manage through the short-term challenges we have faced this year,” said Tom Vadnais, chief executive officer of ValueClick.

ValueClick has yet to finalize its third quarter 2007 results, and therefore the third quarter figures included in this release remain subject to the completion of normal quarter-end procedures. As announced on October 9, ValueClick will hold its third quarter 2007 financial results conference call on Thursday, November 1 at 4:30 p.m. ET.

1 Adjusted-EBITDA is defined as GAAP (Generally Accepted Accounting Principles) net income before interest, income taxes, depreciation, amortization, and stock-based compensation. Adjusted-EBITDA, as defined above, may not be similar to adjusted-EBITDA measures used by other companies and is not a measurement under GAAP.

About ValueClick
ValueClick, Inc. (Nasdaq: VCLK) is one of the world’s largest integrated online marketing services companies, offering comprehensive and scalable solutions to deliver cost-effective customer acquisition for advertisers and transparent revenue streams for publishers. ValueClick’s performance-based solutions allow its customers to reach their potential through multiple online marketing channels, including affiliate and search marketing, display advertising, lead generation, ad serving and related technologies, and comparison shopping. ValueClick brands include Commission Junction, ValueClick Media, Mediaplex, and PriceRunner. For more information, please visit www.valueclick.com.

This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, trends in online advertising spending and estimates of future online performance-based advertising. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. Important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” and elsewhere in filings with the Securities and Exchange Commission made from time to time by ValueClick, including, but not limited to: its annual report on Form 10-K filed on March 1, 2007; recent quarterly reports on Form 10-Q; and other current reports on Form 8-K. ValueClick undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.